Exhibit 9.3


           SECOND AMENDMENT TO VOTING TRUST AGREEMENT

           THIS AGREEMENT is made and entered into this 5th day of September, 1996, by and between Richard F. Schaden and Richard E. Schaden ("Shareholders"), as shareholders of The Quizno's Corporation (the "Corporation"), and as joint Trustees under the Voting Trust Agreement (the "Trustees").

                      W I T N E S S E T H:

          WHEREAS, the Shareholders and the Trustees are parties to a Voting Trust Agreement dated July 14, 1994 (the "Voting Trust"); and

           WHEREAS, pursuant to the terms of the Voting Trust, the Shareholders deposited, with the Trustees, an aggregate of 1,552,800 shares of the Corporation's Common Stock; and

           WHEREAS, pursuant to the terms of the Voting Trust, the Shareholders deposited an additional 9,200 shares of the Corporation's Common Stock and 146,000 shares of the Corporation's Class A Cumulative Convertible Preferred Stock with the Trustees on November 4, 1994; and

           WHEREAS, the Shareholders desire to withdraw 8,666 shares of the Corporation's Common Stock from the Voting Trust to make a gift of such shares; and

          WHEREAS, the Trustees have consented to such withdrawal.

          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

           1. The number of shares of stock subject to the Voting Trust listed adjacent to the signatures of the Shareholders on page 5 of the Voting Trust is hereby deleted and the following substituted therefore:

SHAREHOLDERS:              NUMBER OF SHARES OF CORPORATION
                           SUBJECT TO VOTING TRUST AGREEMENT
                           COMMON STOCK       CLASS A STOCK
Richard F. Schaden            776,667            73,000
Richard E. Schaden            776,667            73,000

            IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


                                   /s/ Richard F. Schaden
                                   RICHARD F. SCHADEN,
                                   SHAREHOLDER AND TRUSTEE


                                   /s/ Richard E. Schaden
                                   RICHARD E. SCHADEN,
                                   SHAREHOLDER AND TRUSTEE